Exhibit 99.1

National & Retail Trades and First Call

For release: September 20, 2007 at 8:30 AM (ET)

KOHL'S BOARD OF DIRECTORS AUTHORIZES $2.5 BILLION SHARE
REPURCHASE PROGRAM

MENOMONEE FALLS, Wis., -- (Business Wire) – September 20, 2007 -- Kohl’s Corporation (NYSE: KSS) reported today its board of directors has authorized a $2.5 billion share repurchase program.  The Company expects to execute this share repurchase program primarily in open market transactions, subject to market conditions, and expects to complete the program over the next three years.  Funding for the new program will be from operating cash flow as well as incremental debt financing.

Management and the board of directors have conducted a thorough review of the capital structure and have concluded that BBB+/Baa1 is the appropriate long-term rating target for the Company.  As part of its long-term philosophy, Kohl’s is committed to these ratings which help the Company achieve its goals of lowering its cost of capital while preserving a strong balance sheet -  factors that are critical to the pursuit of the Company’s business objectives.

Larry Montgomery, Kohl’s chairman and chief executive officer, commented, “The share repurchase program reflects our strong balance sheet, confidence in our long-term growth and our commitment to returning value to shareholders.  We look forward to updating the investment community on our future plans at our upcoming investor conference on October 2, in Indianapolis.”

Investor Conference

The Company will host an investor conference in Indianapolis, Indiana, on October 2, 2007, with a management presentation scheduled for approximately 12:30 PM (ET).  If you are interested in attending and have not received an invitation, please send an e-mail to AnalystConf07Indy@kohls.com to request additional information.

Investors will have the opportunity to listen to the live web cast of the presentation through the Company's web site located at http://www.kohls.com (Select “Investor Relations”/ “Company News”/Scroll down to October 2007), or through Premiere Global Services' web site located at http://kohls.acrobat.com/analystconference.

To view/listen to the presentation, please run a systems test prior to the meeting at https://admin.acrobat.com/common/help/en/support/meeting_test.htm.  If you choose to listen to the streamed event through your pc versus the audio dial-in, your pc speakers must be turned on.  For those who cannot listen to the live broadcast, a replay will be available through November 2, 2007. To listen to the audio replay, dial (888) 203-1112 and enter pass code 4856498.  To archive the web cast replay, please visit the investor relations area of Kohl’s web site, available 36 hours after the live broadcast.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including guidance on the Company’s targeted sales and earnings.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 834 stores in 46 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464